UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

RED ROBIN GOURMET BURGERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Subject:  Red Robin Gourmet Burgers, Inc. 2009 Annual Meeting of Stockholders

Dear Stockholders:

Our Annual Meeting of Stockholders will be held on May 28, 2009. As you may know, both Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have published reports available to our stockholders.  ISS has recommended “withhold” votes against all three director candidates, Richard J. Howell, James T. Rothe and J. Taylor Simonton, while Glass Lewis has recommended a “withhold” vote with respect to Mr. Rothe.

Both organizations have based their recommendations primarily on what they believe to be poor pay practices in view of what they have determined to be poor shareholder returns relative to their chosen Global Industry Classification Standard peer groups and the Russell 3000 Index. Glass Lewis and ISS have used sets of criteria, in some respects applied retroactively, which differ from what we use to benchmark ourselves. We believe that ISS’ and Glass Lewis’ methods of evaluating our performance, pay practices and our compensation reflect (i) an incomplete, checklist model rather than sufficient analysis and balanced consideration of all the facts, and (ii) a selective methodology for developing data that does not fully consider the business environment in which we operate.

As we discuss below, we believe their recommendations are based on a flawed peer group analysis and a narrow definition of total shareholder return that fails to credit the rest of the metrics that demonstrate our positive performance.  While alleging poor performance, their own reports, as discussed below, are internally inconsistent and, in some respects, contradict their own conclusions. By focusing on one or two narrow points, they ignore other relevant metrics of performance, such as growth rate and profitability.  In fact, Proxy Governance, Inc., another proxy advisory service, considers several key metrics and has issued a favorable recommendation for all director candidates.  Moreover, with respect to our recent stock option tender offer, ISS failed to consider the management stock ownership guidelines that the board adopted to better align management with our stockholders’ interests and the use of net proceeds by management to purchase shares of our common stock.

We respectfully ask that, if you rely on ISS or Glass Lewis as your proxy advisor, you consider factors outside their evaluations that we discuss below and vote FOR Richard J. Howell, James T. Rothe and J. Taylor Simonton.

Poor Pay Practices Analysis

Peer Group Analysis.

ISS.  We believe that ISS measures company performance against a flawed peer group.  Its policy that was newly adopted in 2008 calls for ISS to recommend a withhold/against vote on directors of companies with sustained poor performance relative to peers. Sustained poor performance is measured by one- and three-year total shareholder returns in the bottom half of a company’s four-digit Global Industry Classification Standard (“GICS”) industry group(1).  The peer group chosen by ISS from the GICS code for RRGB bears little relationship to both the casual dining segment of the industry in which we operate, and to the competitor/peer restaurants against which we benchmark our performance.  This ISS peer group of 12 members includes non-restaurant businesses such as fitness, gaming and hotel companies, as well as restaurants that compete in the quick-serve segment of the restaurant industry. Only two members of the ISS peer group, Texas Roadhouse and California Pizza Kitchen, Inc., are included in our peer group, as detailed in our 2009 Proxy Statement, and only four of the twelve are restaurants. We believe the ISS peer group is not comparable to RRGB in that the operations of most of these companies are completely different from the casual dining industry.  For example, they do not service the same demographic groups; they do not have the same seasonality of operations; and they do not compete for the same type of talent.

Glass Lewis.  Glass Lewis also indicates it uses a peer group based on the GICS classification, which we also believe is inappropriate.  Glass Lewis reports that we performed worse than a broad group of 33 peer comparison companies selected by Glass Lewis and that we paid more total executive compensation than such companies. However, Glass Lewis’ own report confirms that, compared to restaurant companies in the group, we performed equal to or better in most categories other than stock price performance, and paid less to our executives in compensation than a sub-industry group of restaurants.(2)

Rothe Withhold Recommendation.

ISS.  ISS has recommended a withhold vote against James Rothe, as chair of the Compensation Committee which approved the alleged “poor pay practice” of including tax reimbursement for some executive perquisites granted to Dennis Mullen, Chief Executive Officer of the Company.  Under its Poor Pay Practice policy, ISS will recommend withhold votes against compensation committee members who approve such practices.  However, in fact, ISS amended its pay practice policy in 2008 after Mr. Mullen and the Company entered into his amended employment agreements.  In fact, these tax reimbursement provisions date back to April 2007 when the Company extended Mr. Mullen’s original employment agreement.  As noted in ISS’ report and our 2009 Proxy Statement, but apparently not given consideration by ISS, Mr. Mullen extended the term of his agreement through 2010 and then through 2012, in part to assure stability of executive management during these difficult economic times. Otherwise, the term was set to expire at the end of 2008.

(1) (Russell 3000 companies only) RiskMetrics Group U.S. Corporate Governance Policy 2009 Updates November 25, 2008, p. 6.

(2) Glass Lewis 2009 Red Robin Gourmet Burgers, Inc. Proxy Paper, p. 3 and 4.

Glass Lewis.  Glass Lewis has recommended a withhold vote against Mr. Rothe as chair of the Compensation Committee, based on the Company’s payment of higher executive compensation than the median for our peers for purportedly worse performance.(3) We benchmark our executive compensation against the peer group(4) that is set forth in our 2009 Proxy Statement, which includes California Pizza Kitchen, Inc. and Texas Roadhouse, Inc., but not The Steak n Shake Company, as included in Glass Lewis’ comparison.  As is disclosed in our 2009 Proxy Statement, our executive compensation program sets base cash compensation at or below median of our peer group of casual dining companies, with upside through cash bonuses from median to the 75th percentile based on performance. The equity components of our compensation program are meant to encourage and drive creation of both short and long term stockholder value. F.W. Cook and Co., Inc., the Compensation Committee’s advisor, confirmed that for 2008, salaries for four of our six Named Executives individually (excluding Mr. Mullen, and Todd Brighton, our Chief Development Officer) were below median compared to our peer group. Moreover, with the exception of Mr. Mullen’s compensation, you will note that the 2008 compensation of the other named executives as a group is less than the competitors Glass Lewis has chosen.  With respect to Mr. Mullen’s compensation, the majority of which is equity based, Glass Lewis’ methodology fails to consider the various reasons for different compensation practices which lead to respectively fewer equity grants in other companies.  For example, compensation practices are different for certain chief executive officers because several of the companies are run by former founders or other long-term executives who hold or held substantial equity interests already and for which additional equity would not serve as a substantial incentive. In addition, much of Mr. Mullen’s equity compensation is the result of both circumstances of his initial appointment as CEO and of extending his term with the Company from its initial expiration in 2008 through 2012.  Recall that Mr. Mullen became chief executive officer in 2005 under urgent circumstances relating to the departure of our former chief executive and chief financial officers, the departure of which also negatively impacted our stock price. The negative performance of our common stock over the past several years reflects both the unusual circumstances of their departure, as well as the economy, rather than fundamental weaknesses in the Company’s performance or business.

Tender Offer/ “Repricing”

Howell, Rothe and Simonton Withhold Recommendation.

ISS recommends a withhold vote against the entire class of this year’s nominees for the board of directors  due to the implementation of the employee stock option tender offer without approval of stockholders.  In addition to what we believe to be the sound bases for conducting the tender offer, the ISS recommendation fails to consider a key aspect of our overall approach to the alignment of management interests with those of our stockholders.

ISS’ chief objection appears to be a lack of alignment between the Company’s management and our stockholders because management participated in the offering.  However,

(3) Neither Mr. Howell nor Mr. Simonton is a member of the Compensation Committee.

(4) BJ Restaurants, Inc., Brinker International Inc., Buffalo Wild Wings, Inc., California Pizza Kitchen, Inc., The Cheesecake Factory Inc., Chipotle Mexican Grill, Inc., Landry’s Restaurants, Inc., and McCormick & Company Inc., Morton’s Restaurant Group Inc., O’Charley’s Inc., Panera Bread Company, P.F. Chang China Bistro Inc., Rare Hospitality International, Inc., Ruby Tuesday Inc., Ruth’s Chris Steak House Inc. and Texas Roadhouse Inc.

ISS does not acknowledge or give any credit to the fact that managment used substantially all of their net proceeds from the tender offer to purchase stock in the Company. See page 23 of the 2009 Proxy Statement. Moreover, the board of directors and management implemented stock ownership guidelines concurrently in 2009 which require certain members of management to hold shares with a value equal to from 1 ½ to 4 times annual salary for the entire term of their employment.  In fact, only three of our self-selected 15 peers have stock ownership guidelines at all.(5) We believe these guidelines support and strengthen increased alignment with stockholders.  ISS gave no consideration of this fact in their recommendation.

Withhold Recommendations Against the Entire Board

In its current report, ISS recommends a withhold vote against the entire board of directors based on approval of the employee stock option tender offer, even though only three members are standing for re-election this year. We believe that any indication of an intention to recommend a withhold vote for any election after this year is inappropriate and suggests a reluctance to consider any practices the Company may undertake in future years.  Such an intention is contrary to objectivity and fairness in evaluating corporate governance.

Thank you for permitting us to address these important issues with you. The Board of Directors recommends that you vote in favor of the re-election of Mr. Howell, Mr. Rothe and Mr. Simonton.

Sincerely,

/s/ Dennis B. Mullen,
Chairman and Chief Executive Officer

(5) P.F. Chang China Bistro, Inc., Ruby Tuesday, Inc. and Brinker International, Inc.

In connection with the matters discussed above, Red Robin has filed a definitive proxy statement and other relevant documents concerning its Annual Meeting with the Securities and Exchange Commission (“SEC”).

SECURITY HOLDERS OF RED ROBIN ARE URGED TO READ THE 2009 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the 2009 Proxy Statement and other documents by contacting Shareholder Services, Red Robin Gourmet Burgers, Inc., 6312 S. Fiddler’s Green Circle, Suite 200 North, Greenwood Village, CO 80111, (Telephone: 303.846.6000). In addition, the definitive 2009 Proxy Statement and other documents filed with the SEC by Red Robin are available free of charge at the SEC’s web site at http://www.sec.gov or at Red Robin’s web site at http://www.redrobin.com/eproxy.htm.

Red Robin and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Red Robin’s shareholders, and may have interests which may be different than those of Red Robin shareholders generally. Information regarding the interests of such directors and executive officers is included in Red Robin’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Red Robin’s participants in the solicitation is included in the definitive proxy statement relating to the annual meeting filed with the SEC. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov or at Red Robin’s web site at http://www.redrobin.com.